Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-269804, 333-209460, 333-172264, and 333-131877) on Form S-3 and Registration Statements (No. 333-275802, 333-198325, and 333-118319) on Form S-8 of Eagle Financial Services, Inc. of our report dated March 31, 2025, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Eagle Financial Services, Inc. for the year ended December 31, 2024.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 31, 2025